American Century World Mutual Funds, Inc.

AMENDMENT NO. 7 TO
AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 7 TO AMENDED AND RESTATED MANAGEMENT AGREEMENT is made as of March 22, 2019 (“Amendment”), by and between AMERICAN CENTURY WORLD MUTUAL FUNDS, INC., a Maryland corporation (hereinafter called the “Corporation”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

WHEREAS, the Corporation and the Investment Manager are parties to a certain Amended and Restated Management Agreement effective as of August 1, 2011, and amended effective July 26, 2013, March 19, 2015, April 10, 2017, July 31, 2017, April 1, 2018 and August 1, 2018 (the “Agreement”) and

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the merger of the International Discovery Fund into the International Opportunities Fund (the “Merger”) and the management fee changes for the International Opportunities Fund, effective as of the time of the merger (the “Effective Date”).

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.    Amendment of Schedule A. Schedule A to the Agreement is hereby amended as of the effectiveness of the Merger by deleting it in its entirety and replacing it with the Schedule A attached hereto.

2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the effectiveness of those provisions of the Agreement.
3.Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

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American Century World Mutual Funds, Inc.

4.IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

American Century Investment Management, Inc.	American Century World Mutual Funds, Inc.
/s/ Otis H. Cowan	/s/ Charles A. Etherington
Otis H. Cowan Vice President	Charles A. Etherington Senior Vice President

American Century World Mutual Funds, Inc.

Schedule A
Fee Schedules

Series	Investment Strategy Assets	Fee Schedule by Class
		Investor	I	A	C	R	R6	R5	Y
International Growth Fund	First $1 billion	1.500%	1.300%	1.500%	1.500%	1.500%	1.150%	1.300%	1.150%
	Next $1 billion	1.200%	1.000%	1.200%	1.200%	1.200%	0.850%	1.000%	0.850%
	Next $2 billion	1.100%	0.900%	1.100%	1.100%	1.100%	0.750%	0.900%	0.750%
	Over $4 billion	1.050%	0.850%	1.050%	1.050%	1.050%	0.700%	0.850%	0.700%
International Opportunities Fund	First $1 billion	1.550%	1.350%	1.550%	1.550%	1.550%	n/a	n/a	n/a
	Over $1 billion	1.200%	1.000%	1.200%	1.200%	1.200%	n/a	n/a	n/a
Global Growth Fund	First $1 billion	1.300%	1.100%	1.300%	1.300%	1.300%	0.950%	1.100%	0.950%
	Next $1 billion	1.150%	0.950%	1.150%	1.150%	1.150%	0.800%	0.950%	0.800%
	Over $2 billion	1.050%	0.850%	1.050%	1.050%	1.050%	0.700%	0.850%	0.700%
International Value Fund	First $1 billion	1.300%	1.100%	1.300%	1.300%	1.300%	0.950%	n/a	n/a
	Next $1 billion	1.200%	1.000%	1.200%	1.200%	1.200%	0.850%	n/a	n/a
	Over $2 billion	1.100%	0.900%	1.100%	1.100%	1.100%	0.750%	n/a	n/a

Series	Investment Strategy Assets	Fee Schedule by Class
		Investor	G
NT International Growth Fund	First $1 billion	n/a	1.150%
	Next $1 billion	n/a	0.850%
	Next $2 billion	n/a	0.750%
	Over $4 billion	n/a	0.700%
NT International Value Fund	First $1 billion	1.300%	0.950%
	Next $1 billion	1.200%	0.850%
	Over $2 billion	1.100%	0.750%

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